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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. 1)

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Quest Resource Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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QUEST RESOURCE CORPORATION
9520 N. May Avenue, Suite 300
Oklahoma City, Oklahoma 73120
(405) 488-1304

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 7, 2007

To Our Stockholders:

You are cordially invited to attend the 2007 Annual Meeting of stockholders of Quest Resource Corporation (the “Company”) to be held on June 7, 2007, at 11:00 a.m., Central Time, at The Oklahoma City Marriott, located at 3233 Northwest Expressway, Oklahoma City, OK, in the Rose Rock meeting room, to consider and vote upon the following proposals:

1. To elect two Class I Directors to serve a three-year term ending at the 2010 Annual Meeting of Stockholders or until their successors have been duly elected and qualified; and

2. To consider and transact such other business that may properly come before the Annual Meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on April 27, 2007 as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and adjournments thereof.

Please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the Annual Meeting and to ensure the presence of a quorum at the Annual Meeting. A self-addressed envelope is enclosed for these purposes. If you attend the meeting, you may vote personally on all matters, and in that event, the proxy will not be voted.

This Notice and the Proxy Statement are first being distributed to stockholders on or about May 8, 2007.

By Order of the Board of Directors

David E. Grose
Corporate Secretary

May 8, 2007

PROXY STATEMENT
REVOCABILITY OF PROXIES
SOLICITATION OF PROXIES AND VOTING
DELIVERY OF VOTING MATERIALS TO STOCKHOLDERS
PROPOSAL NO. 1 — ELECTION OF DIRECTORS
MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
COMPENSATION DISCUSSION AND ANALYSIS
EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE REPORT
AUDIT COMMITTEE REPORT
APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
TRANSACTIONS WITH RELATED PERSONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS
Equity Compensation Plan Information
OTHER MATTERS
ANNUAL REPORT
INCORPORATION BY REFERENCE
STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

PROXY STATEMENT
FOR
ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 7, 2007

DATE, TIME AND PLACE OF MEETING

This proxy statement is being furnished to the stockholders of Quest Resource Corporation, a Nevada corporation (the “Company,” “we” or “us”), in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders to be held at The Oklahoma City Marriott, located at 3233 Northwest Expressway, Oklahoma City, OK, in the Rose Rock meeting room on June 7, 2007, commencing at 11:00 a.m. Central time and at any adjournment of the Annual Meeting. This proxy statement and the accompanying form of proxy are first being mailed or given to the stockholders on or about May 8, 2007.

REVOCABILITY OF PROXIES

The enclosed proxy may be revoked at any time before it is voted by (a) filing or transmitting an instrument or transmission revoking it to the Corporate Secretary of the Company or another person appointed to count stockholder votes, (b) executing a proxy with a later date and delivering such later proxy to the Corporate Secretary of the Company or to another person appointed to count stockholder votes prior to the Annual Meeting or (c) attending the Annual Meeting and voting in person. Unless the proxy is revoked or is received in a form that renders it invalid, the shares represented by it will be voted in accordance with the instructions contained therein.

SOLICITATION OF PROXIES AND VOTING

Our Board of Directors is soliciting proxies in order to provide every stockholder with an opportunity to vote on all matters scheduled to come before the Annual Meeting and to be able to transact business at the meeting. Whether or not you are able to attend the Annual Meeting, you are urged to sign, date and return the proxy in the enclosed envelope. Upon execution and return of the enclosed proxy, the shares represented by it will be voted by the persons designated therein as proxies in accordance with the stockholder’s directions. With respect to the proposal described in this proxy statement, the enclosed proxy card, if executed and returned, will be voted as directed on the proxy or, in the absence of such direction, FOR the proposal. If any other matters properly come before the meeting, the enclosed proxy will be voted by the proxy holders in accordance with their best judgment.

On April 27, 2007, the record date for determining stockholders entitled to vote at the Annual Meeting and any adjournments thereof, we had approximately 22,222,474 shares of common stock, par value $0.001 per share (the “Common Stock”), outstanding and entitled to vote. No shares of preferred stock are outstanding.

One-third of the outstanding shares of Common Stock entitled to vote, represented in person or by proxy, is necessary to constitute a quorum at the Annual Meeting. In deciding all questions, a holder of common stock is entitled to one vote, in person or by proxy, for each share held in his name on the record date. There are no cumulative voting rights. With respect to the proposal to elect directors, directors are elected by a plurality of the votes cast by stockholders, and the two nominees who receive the highest number of affirmative votes by the holders of shares entitled to vote will be elected. With respect to all other matters voted on at the Annual Meeting, the affirmative vote of the holders of a majority of the shares present, in person or by proxy, and entitled to vote at the Annual Meeting will be required for passage.

For the purpose of determining whether the stockholders have approved a proposal or any other matter voted on at the Annual Meeting other than for the election of directors, abstentions are treated as shares present or represented and voting, so abstaining has the same effect as a negative vote (in other words a vote “against” the proposal). For the election of directors, abstaining will have no effect on the outcome since an abstention is not a vote cast. For shares which are held of record by a broker for the beneficial owner (typically referred to as being held in “street name”), absent voting instructions from the beneficial owner of such shares, brokers generally have the discretion to vote such shares on routine matters. Shares held by brokers who do not have discretionary authority to vote on a particular matter and who have not received voting instructions from their customers are counted as present for the purpose of determining the existence of a quorum at the Annual Meeting but, with regard to approval of a proposal or other matter voted on at the meeting other than the election of directors, will have the same effect as a negative vote. If a quorum is not present, in person or by proxy, the meeting may adjourn from time to time until a quorum is obtained; provided, however, that the board of directors must fix a new record date if the meeting is adjourned to a date more than 60 days later than the original meeting date.

We will bear the cost of the solicitation of proxies, which will be principally conducted by mail. We will not solicit proxies personally, by telephone, internet or facsimile. We, however, may make a request by telephone, facsimile, or mail strictly limited to confirming the stockholder’s receipt of the proxy statement and form of proxy and requesting that the stockholder sign and return the proxy solicited by this proxy statement. We do not expect to pay compensation to any party other than employees (and then only their regular salaries plus expenses) for the solicitation of proxies, but may reimburse brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses in forwarding solicitation material and proxies to the beneficial owners.

DELIVERY OF VOTING MATERIALS TO STOCKHOLDERS

Two or more stockholders of record sharing the same address will each receive a complete set of the proxy voting materials (Annual Report, Annual Report on Form 10-K, Proxy Card, and Proxy Statement). Services that deliver our proxy voting materials to stockholders that hold our stock through a bank, broker or other beneficial holder of record may deliver to multiple stockholders sharing the same address only one set of our Annual Report, Annual Report on Form 10-K, and Proxy Statement, but separate proxy cards for each stockholder. Upon written or oral request, we will promptly deliver a separate copy of the Annual Report, Annual Report on Form 10-K, and/or Proxy Statement to any stockholder at a shared address to which a single copy was delivered. Stockholders may notify us of their requests by writing to Corporate Secretary, Quest Resource Corporation, 9520 North May Avenue, Suite 300, Oklahoma City, Oklahoma 73120 or by calling (405) 488-1304.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our Directors and Executive Officers are as follows:

		Director	Term of
Name	Age	Class	Office Since

Jerry D. Cash	45	Class III	2002
James B. Kite, Jr.	55	Class III	2002
N. Malone Mitchell III	45	Class II	2007
William H. Damon III	54	Class II	2007
John C. Garrison	55	Class I	1998
Jon H. Rateau	51	Class I	2005

			Term of
Name	Age	Positions Held	Office Since

Jerry D. Cash	45	Chairman, Chief Executive Officer and President	2002
David Grose	54	Chief Financial Officer	2004
Richard Marlin	54	Executive Vice President, Engineering	2004
Richard A. Hoover	50	Executive Vice President, Midstream Assets President (Quest Midstream GP, LLC)	2006
David W. Bolton	38	Executive Vice President, Land	2006
Steve Hochstein	49	Executive Vice President, Exploration/A&D	2007

Classified Board

We currently have six Directors divided among three classes as follows:

Class I — John C. Garrison and Jon H. Rateau;

Class II — N. Malone Mitchell III and William H. Damon III; and

Class III — Jerry D. Cash and James B. Kite, Jr.

Mr. Cash is a management Director. The Board has determined that the five remaining Directors are independent Directors as defined in the listing standards for the Nasdaq Global Market. Ronnie Irani and Kevin White were Directors until October and November 2006, respectively, and while serving on the Board of Directors, were independent as defined in the listing standards for the Nasdaq Global Market.

Two Class I Directors are to be elected at the Annual Meeting for three-year terms ending at the Annual Meeting of Stockholders in 2010. The Board has nominated John C. Garrison and Jon H. Rateau for election as Class I Directors. Unless otherwise instructed, each signed and returned proxy will be voted for John C. Garrison and Jon H. Rateau. Messrs. Garrison and Rateau have consented to serve as Directors of the Company. If either Messrs. Garrison or Rateau is unable or subsequently declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any alternative nominee who shall be designated by the present Board to fill the vacancy. We are not aware of any reason why Messrs. Garrison or Rateau will be unable or will decline to serve as a Director.

Directors and Executive Officers

Mr. Cash has been active in the oil and gas exploration and development business for over 25 years. Mr. Cash has been the Chairman of the Board since November 2002 and has been Chief Executive Officer since September 2004. From November 2002 until September 2004, he was Co-Chief Executive Officer and from November 2002 until June 2004, he was Chief Financial Officer. From 1980 to 1986, Mr. Cash worked for Bodard & Hale Drilling Company while pursuing a petroleum engineering degree at Oklahoma State University. During this period, Mr. Cash drilled several hundred wells throughout Oklahoma. In 1987, Mr. Cash formed STP and directed that company in the identification and realization of numerous successful oil, gas and CBM exploration projects. A long-time resident of Oklahoma, Mr. Cash maintains an active role in several charitable organizations.

Mr. Kite is the Chief Executive Officer of Boothbay Royalty Company, based in Oklahoma City, Oklahoma. Boothbay Royalty Company was founded in 1977 as an independent investment company with its primary concentration in the field of oil & gas exploration and production. Mr. Kite spent several years in the commercial banking industry with an emphasis in credit and loan review prior to his involvement in the oil and gas industry. Mr. Kite presently is a director of The All Souls’ Anglican Foundation and the St. Anthony Hospital Foundation. Mr. Kite earned a bachelor’s of business administration in finance from the University of Oklahoma.

Mr. Mitchell has been principally engaged as a venture capitalist since December 2006. Prior to December 2006, Mr. Mitchell was employed by Riata Energy, which he founded in 1984. He served as operations manager from 1984 until 1989, when he assumed the roles of Chief Executive Officer and Chairman, which positions he held until June 2006. Mr. Mitchell was President and COO from June 2006 until December 2006. Prior to his involvement with Riata, he worked in the oil field services industry and was employed in his family’s ranching and aviation businesses. Mr. Mitchell is presently a director of SandRidge. Mr. Mitchell graduated from Oklahoma State University in 1983 with a Bachelor of Science degree.

Mr. Damon has over 30 years of professional experience specializing in engineering design and development of electric generation and cogeneration systems. He currently is the Chief Executive Officer of Cummins & Barnard, Inc. (“C&B”), which is a privately held engineering-consulting firm focused on power generation development and engineering projects for electric utilities, independent power producers, large industrial and institutional clients throughout the United States. Mr. Damon has been a principal and co-owner of C&B since 1990, leading the project development and strategic consulting business for coal, natural gas and renewable fired power projects. He previously worked for Consumers Power Company, Gilbert-Commonwealth, Inc. and Alternative Energy Ventures before joining C&B. He also held board seats on a minerals and wind turbine company, MKBY, and a start-up construction company that was recently sold to Aker Kvaerner Songer in which he was also a founding member. Mr. Damon graduated from Michigan State University with a B.S. in Mechanical Engineering and continued graduate studies at both Michigan State University and the University of Michigan.

Mr. Garrison brings expertise in public company activities and issues. Mr. Garrison served as our Treasurer from 1998 to September 2001. Mr. Garrison has been a Certified Public Accountant in public practice providing financial management and accounting services to a variety of businesses for over twenty years. Since July 2004, Mr. Garrison has been the Chief Financial Officer of ICOP Digital, Inc. Mr. Garrison presently is also a director of Empire Energy Corporation. Mr. Garrison holds a bachelor’s degree in Accounting from Kansas State University.

Mr. Rateau is currently the Vice President of Business Development of Alcoa Primary Metals, Energy Division and has been at Alcoa Primary Metals since 1996. Before that, Mr. Rateau held a number of managerial positions with National Steel Corporation from 1981 to 1996. He brings expertise in business acquisitions and divestitures, capital budgets and project management, energy contracting, and applied research of complex technology and processes. Mr. Rateau holds an M.B.A. from Michigan State University and received a B.S. in Industrial Engineering from West Virginia University.

Mr. Grose has been Chief Financial Officer since June 2004. Mr. Grose has 25 years of financial experience, primarily in the exploration, production, and drilling sectors of the oil and gas industry. Mr. Grose also has significant knowledge and expertise in capital development and in the acquisition of oil and gas companies. In previous years, he held various positions including Vice-President and/or CFO for Oxley Petroleum Company during 2002 and 2003, a telecommunications company from 2000 to 2001, Bayard Drilling Technologies, Inc. from 1997 to 1999, and Alexander Energy Corporation from 1980 to 1997. Mr. Grose earned a B.A. in Political Science from Oklahoma State University in 1974 and an MBA from the University of Central Oklahoma in 1977.

Mr. Marlin has served as Executive Vice President — Engineering since September 2004. He also was our Chief Operations Officer from February 2005 through July 2006. He was our engineering manager from November 2002 to September 2004. Prior to that, he was the engineering manager for STP from 1999 until STP’s acquisition by the Company in November 2004. Prior to that, he was employed by Parker and Parsley Petroleum as the Mid-Continent Operations Manager for 12 years. Mr. Marlin has more than 28 years industry experience involving all phases of drilling and production in more than 14 states. His experience also involved primary and secondary operations along with the design and oversight of gathering systems that move as much as 175 MMcf/d. He is a registered Professional Engineer holding licenses in Oklahoma and Colorado. Mr. Marlin earned a B.S. in Industrial Engineering and Management from Oklahoma State University in 1974. Mr. Marlin is a Director of the Mid-Continent Coal Bed Methane Forum.

Mr. Hoover joined us in June of 2006 to manage the organization of our midstream partnership and leads the effort to optimize and grow the Bluestem Gathering System located in the Cherokee Basin and is actively seeking to diversify the holdings of Quest Midstream Partners, L.P. through acquisition and development in new systems in existing and emerging basins. Prior to joining us, Mr. Hoover held the position of Senior Vice President at Enterprise Products Partners L. P. where he managed gathering, processing and treating assets located in the San Juan and Permian Basins. Mr. Hoover’s service at Enterprise came by way of El Paso Field Service Corporation, El Paso Energy Partners L. P. and GulfTerra Energy Partners L. P. where over the course of 10 years he was promoted to Sr. Vice President and managed various midstream assets located in Alabama, Mississippi, Oklahoma, Texas, New Mexico, Arizona, Colorado, Utah and Wyoming. Prior to joining El Paso Field Services, Mr. Hoover held various sales and supply positions with Delhi Gas Pipeline Corporation for 8 years and managed the commercial operation of assets located in Oklahoma and Texas. Mr. Hoover also gained experience in the Independent Power Generation sector with Panda Energy Corporation as well as the Oil and Gas Exploration and Production sector with Champlin Petroleum Company from 1981 to 1988. Mr. Hoover earned a Bachelor of Business Administration degree in Petroleum Land Management from the University of Oklahoma in 1981.

Mr. Bolton has served as Executive Vice President — Land since May 2006. Prior to that, he was a Land Manager for a large, Oklahoma based oil and gas lease broker. Mr. Bolton is a Certified Professional Landman with over 15 years of experience in various aspects of the oil and gas industry, and has worked extensively throughout Oklahoma, Texas, and Kansas. Mr. Bolton holds a Bachelor of Liberal Studies degree from the University of Oklahoma, attended the Oklahoma City University School of Law, and is a member of American Association of

Petroleum Landmen, Oklahoma City Association of Petroleum Landmen, the American Bar Association, and the Energy Bar Association.

Mr. Hochstein joined us in January of 2006 as Manager of New Ventures. He assumed the Executive Vice President — Exploration/A&D position effective March 16, 2007. While serving as Manager of New Ventures, Mr. Hochstein led resource assessment efforts for several acquisition projects and was responsible for generating two new resource plays for the company. In his new role, Mr. Hochstein will continue to develop new opportunities for the company, lead the A&D efforts, and oversee all geologic and reservoir engineering functions. Before joining us, Mr. Hochstein served for two years as a partner in Rockport Energy, a small E&P company. Prior to that he worked 23 years with Sonat Exploration Co. / El Paso, where he held various technical and management positions including Technical Director and Vice President of CBM/Rockies. Mr. Hochstein has more than 25 years of industry experience and more than 10 years of unconventional resource experience. Mr. Hochstein holds a Bachelor of Science in Geologic Sciences from the University of Texas, Austin, and is a member of the American Association of Petroleum Geologists.

Required Votes and Recommendation

The Directors are elected by a plurality of the shares voted by the Stockholders. The two candidates for election as Directors who receive the highest number of affirmative votes by the holders of shares present and entitled to be voted at the Annual Meeting will be elected.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF MESSRS. GARRISON AND RATEAU AS CLASS I DIRECTORS. UNLESS MARKED TO THE CONTRARY, PROXIES RECEIVED BY THE COMPANY WILL BE VOTED FOR THE ELECTION OF THE TWO NOMINEES AS CLASS I DIRECTORS.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held eight meetings during 2006 and acted by unanimous consent ten times. Our policy for director attendance at Board of Directors meetings is that directors are expected to regularly attend meetings of the Board of Directors and of those committees on which a director may sit, with the understanding that on occasion a director may be unable to attend a meeting. Each director is required to attend the annual meeting of the Board of Directors and is encouraged to attend the Annual Meeting of the stockholders. All directors attended the 2006 Annual Meeting of the stockholders. Each director attended at least 75% of the total number of meetings held by the Board of Directors (during the period for which he was a director) and at least 75% of the total number of meetings held by all board committees on which he served (during the periods for which he was a member). The Board of Directors has established an Audit Committee, Nominating Committee and Compensation Committee.

Audit Committee

The Board of Directors has established a separately designated standing Audit Committee. The Audit Committee met four times in 2006. The purposes of the Audit Committee are to oversee and review (i) the integrity of all financial information provided to any governmental body or the public and (ii) the integrity and adequacy of the our auditing, accounting and financial reporting processes and systems of internal controls for financial reporting and disclosure controls and procedures.

The following three directors are members of the Audit Committee: John Garrison, Chair, James Kite and Jon Rateau. The Board of Directors has determined that each of the Audit Committee members are independent, as that term is defined under the enhanced independence standards for audit committee members in the Securities Exchange Act of 1934 and rules thereunder, as amended, as incorporated into the listing standards of the Nasdaq Global Market. The Board of Directors has determined that Mr. Garrison is an “audit committee financial expert”, as that term is defined in the rules promulgated by the Securities and Exchange Commission pursuant to the Sarbanes-Oxley Act of 2002.

The Audit Committee performs its functions and responsibilities pursuant to a written charter adopted by our Board of Directors in December 2005, which is published on our Internet website at www.qrcp.net under the heading Corporate Governance.

Compensation Committee

The Compensation Committee met three times in 2006. The purpose of the Compensation Committee is to make determinations and recommendations to the Board of Directors with respect to salaries, bonuses, stock options and other benefits payable to our Chief Executive Officer and other executive officers. Messrs. Rateau, Kite and Garrison are the current members of the Compensation Committee. The Board of Directors has determined that all the members of the Compensation Committee are independent as defined under the general independence standards of the listing rules of The Nasdaq Global Market.

The Compensation Committee performs its functions and responsibilities pursuant to a written charter adopted by our Board of Directors in December 2005, which is published on our Internet website at www.qrcp.net under the heading Corporate Governance.

Nominating Committee

The Nominating Committee met one time in 2006. Messrs. Rateau, Kite and Garrison are the current members of the Nominating Committee. Our Nominating Committee’s charter describes the Nominating Committee’s responsibilities, including developing corporate governance guidelines and seeking, screening and recommending director candidates for nomination by the Board of Directors. Quest’s Corporate Governance Guidelines contain information regarding the selection, qualification and criteria for director nominees and the composition of the Board. Both documents are published on Quest’s Internet website at www.qrcp.net under the heading Corporate Governance. The Nominating Committee evaluates all director candidates in accordance with the director qualification standards described in the Corporate Governance Guidelines.

The Nominating Committee considers candidates for Board membership suggested by its members and other Board members, as well as management and stockholders. A stockholder who wishes to recommend a prospective nominee for the Board should notify the Company’s Secretary in writing with whatever supporting material the stockholder considers appropriate or that is required by the Company’s bylaws relating to stockholder nominations as described below. The notice should be sent to Quest Resource Corporation, 9520 N. May Avenue, Suite 300, Oklahoma City, OK 73120, attention: Corporate Secretary. The Company’s Secretary will forward the information to the members of the Nominating Committee, who will consider whether to nominate any person nominated by a stockholder pursuant to the provisions of the proxy rules, the Company’s bylaws, the Company’s Nominating Committee Charter, the Company’s Corporate Governance Guidelines and the director selection procedures established by the Nominating Committee. We recommend that any recommendations for nominees be submitted to the Corporate Secretary at least 90 days prior to the date on which last year’s annual meeting was held, in order to give the Nominating Committee sufficient time to evaluate the recommended nominee.

Once the Nominating Committee has identified a prospective nominee candidate, the Committee makes an initial determination as to whether to conduct a full evaluation of the candidate. This initial determination is based on the information provided to the Nominating Committee with the recommendation of the prospective candidate, as well as the Nominating Committee’s own knowledge of the candidate. This information may be supplemented by inquiries to the person making the recommendation or others. The preliminary determination is based primarily on the need for additional Board members to fill vacancies or expand the size of the Board and the likelihood that the prospective nominee can satisfy the criteria and qualifications described below. If the Nominating Committee determines, in consultation with the Chairman of the Board and other Board members as appropriate, that additional consideration is warranted, the Nominating Committee then evaluates the prospective nominees against the criteria and qualifications set out in the Nominating Committee’s Charter. Such criteria and qualifications include:

•	a general understanding of management, marketing, accounting, finance and other elements relevant to the Company’s success in today’s business environment;

•	an understanding of the principal operational, financial and other plans, strategies and objectives of the Company;

•	an understanding of the results of operations and the financial condition of the Company and its significant business segments for recent periods;

•	an understanding of the relative standing of the Company’s significant business segments vis-a-vis competitors;

•	the educational and professional background of the prospective candidate;

•	the prospective nominee’s standards of personal and professional integrity;

•	the demonstrated ability and judgment necessary to work effectively with other members of the Board to serve the long-term interests of the stockholders;

•	the prospective nominee’s willingness and ability to make a sufficient time commitment to the affairs of the Company in order to effectively perform the duties of a director, including regular attendance at Board and committee meetings;

•	the prospective nominee’s commitment to the long-term growth and profitability of the Company; and

•	the prospective nominee’s ability to qualify as an independent director as defined in the Nasdaq listing standards.

However, as determining the specific qualifications or criteria against which to evaluate the fitness or eligibility of potential director candidates is necessarily dynamic and an evolving process, the Board believes that it is not always in the best interests of the Company or its stockholders to attempt to create an exhaustive list of such qualifications or criteria. Appropriate flexibility is needed to evaluate all relevant facts and circumstances in context of the needs of the Board and the Company at a particular point in time.

The Nominating Committee also considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees. In determining whether to recommend a director for re-election, the Nominating Committee also considers the director’s past attendance at meetings and participation in and contributions to the activities of the Board. In connection with this evaluation, the Nominating Committee determines whether to interview the prospective nominee, and if warranted, one or more members of the Nominating Committee, and others as appropriate, interview prospective nominees in person or by telephone. After completing this evaluation and interview, the Nominating Committee makes a recommendation to the full Board as to the persons who should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the Nominating Committee.

In addition, nominees and new directors who serve as a member of Quest’s Audit Committee are not permitted to serve on the audit committee of more than two other boards of public companies.

The Board values the contributions of directors whose years of service have given them insight into the Company and its operations and believes term limits are not necessary. Directors shall not be nominated for election to the Board after their 72nd birthday, although the full Board may nominate candidates over the age of 72 for special circumstances.

In addition to the ability of stockholders to recommend nominees to the Board of Directors discussed above, in accordance with our Restated Articles of Incorporation and Bylaws, any stockholder of record entitled to vote for the election of directors at the applicable meeting of stockholders may at such meeting nominate persons for election to the Board of Directors if such stockholder complies with the notice procedures set forth in our Restated Articles of Incorporation and Bylaws and summarized below. In order for a stockholder to nominate a candidate for Director at an annual meeting, notice of the nomination must be received by the Secretary of Quest not less than 14 days nor more than 50 days prior to the meeting date; provided, however, that if less than 21 days prior notice or public disclosure of the date of the meeting is given or made to stockholders, the notice must be received no later than the close of business on the 7th day following the day on which the notice of the meeting was mailed or public disclosure was made, whichever occurs first. The stockholder’s notice must set forth as to each person whom the stockholder proposes to nominate for election or reelection as a director:

•	the name, age, business address and, if known, residence address of each nominee proposed in such notice,

•	the principal occupation or employment of such nominee,

•	the number of shares of stock of the Company which are beneficially owned by each such nominee, and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934.

The stockholder’s notice must also set forth the following information about the stockholder giving the notice:

•	the name and record address of the stockholder, and

•	the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder.

We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of the proposed nominee to serve as a director.

Communications with the Board of Directors

Stockholders may contact an individual director, including the Chairman of the Board of Directors and the chairman of any committee of the Board of Directors, the Board of Directors as a group or a specified committee or group, including the independent directors as a group, by sending a letter to the attention of the appropriate person, which may be marked as confidential, addressed to our corporate secretary at 9520 North May Avenue, Suite 300, Oklahoma City, Oklahoma 73120. All communications received by the corporate secretary will be forwarded promptly to the appropriate person(s).

COMPENSATION DISCUSSION AND ANALYSIS

Role and Composition of the Compensation Committee

Prior to the fall of 2005, our Board of Directors owned more than 40% of our common stock, our common stock traded in the over-the-counter market and we did not have a compensation committee. In connection with the completion of the November 14, 2005, private placement of approximately 15.8 million shares of our common stock, four independent directors were added to our Board of Directors and a Compensation Committee (the “Committee”) was formed.

The Committee established 2006 compensation policies in October 2005 in connection with the Company’s private placement of $198 million of common stock. In consultation with the Company’s investment banking firm for the private placement, the Committee reviewed the Company’s compensation paid to executive officers and compared it to a survey of a limited number of peer group companies by the Company’s investment banker. Based on the results of the limited survey, the Committee determined that the Company’s compensation for Senior Executives (see definition below) was below the median for the peer group.

The Committee is responsible for reviewing and approving all aspects of compensation for the five “Named Executive Officers” listed on page 17 (the “Senior Executives”). In meeting this responsibility, the Committee’s policy is to ensure that Senior Executive compensation complies with all applicable rules and regulations and designed to achieve three primary objectives:

•	attract and retain well-qualified executives who will lead the Company and achieve superior performance;

•	tie annual incentives to achievement of specific, measurable short-term corporate goals; and

•	align the interests of management with those of the stockholders to encourage achievement of increases in stockholder value.

The charter followed by the Committee in discharging these responsibilities is available to any interested party at the Company’s website at www.qrcp.net.

The Committee consists of three directors, each of whom meets: (i) the independence requirements of the listing standards of the Nasdaq Stock Market, Inc., (ii) the definition of non-employee director under Rule 16b-3 promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and (iii) the definition of outside director under the regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Board appoints the Committee members. The Committee then recommends, and the Board designates, one member of the Committee as chairperson. The Board has the power to remove a Committee member for any reason.

The Committee retained the independent compensation consulting firm of Towers Perrin (“T-P”) at various times during 2006 and in February 2007 to: (i) assist the Committee in formulating the Company’s compensation policies for 2007 and future years; (ii) provide advice to the Committee concerning specific compensation packages and appropriate levels of Senior Executives’ and Board members’ compensation; (iii) provide advice about competitive levels of compensation and marketplace trends in the oil and gas industry; and (iv) review and recommend changes in the compensation system and programs of the Company. As described below, T-P compiled competitive salary data for 13 peer group companies and assisted the Committee in its benchmarking efforts, among other things. T-P met with members of Company management and had a conference call with the Committee in order to gather information about the Company and its business.

Compensation Philosophy

Our compensation philosophy is to manage Senior Executive total compensation at the median level (50th percentile) relative to companies with which we compete for talent (which are primarily the peer group companies). The Committee compares compensation levels with a selected cross-industry group of other natural gas and oil exploration and production companies of similar size to establish a competitive compensation package. T-P assisted the Committee in establishing the Company’s 2007 compensation packages.

Role of Management in Compensation Process

Prior to the November 2005 private placement, the compensation for our Senior Executives was generally limited to base salary and the productivity gain sharing payments discussed below. In October 2005, prior to the completion of the private placement, our Board of Directors evaluated our compensation practices, in consultation with our investment banker, and compared it to a limited peer group company survey compiled by our investment banker. Based on the results of the limited survey, our Board of Directors determined that the compensation being paid to our executive officers was below the median for the peer group. As a result, the base salaries of our Senior Executives were adjusted and the Senior Executives (with the exception of our Chief Executive Officer) were granted bonus shares of our common stock with various vesting periods (based on the amount of time that the Senior Executive had been employed by us).

In connection with the closing of the November 2005 private placement, four independent directors were added to our Board of Directors and the Committee was formed. Since the Board of Directors had recently adjusted the base salaries of, and made equity awards to, the Senior Executives in October 2005, the Committee did not make any further changes to these items for our Senior Executives during 2006. In March 2006, the Committee established our management annual incentive plan (discussed below) based on management’s recommendations and the experiences of the members of the Committee with similar plans in the past.

Beginning with the year 2007, each year the Committee will ask the Company’s Chief Executive Officer and Chief Financial Officer to present a proposed compensation plan for the fiscal year beginning January 1 and ending December 31 (each, a “Plan Year”), along with supporting and competitive market data. For 2007, T-P assisted Company management in providing this competitive market data, primarily through published salary surveys. The compensation amounts presented to the Committee for the 2007 Plan Year were determined based upon the Chief Executive Officer’s negotiations with the Senior Executives (taking into account the T-P competitive data). The Committee then met with the Chief Executive Officer to review the proposal and establish the compensation plan, with members of T-P participating by telephone.

The Committee monitors the performance of our Senior Executives throughout the Plan Year against the targets set for each performance measure. At the end of the Plan Year, the Committee meets with the Chief Executive Officer and Chief Financial Officer to review the final results compared to the established performance goals before determining the Senior Executives’ compensation levels for the Plan Year. During this meeting, the Committee also establishes the Senior Executive compensation plan for the upcoming Plan Year, based on the Chief Executive Officer’s recommendations. The plan must be established within the first 90 days of a Plan Year.

Components of Executive Compensation (Pay Elements)

Our compensation program for Senior Executives consists of the following components:

Base Salary:  Base salaries for all Senior Executives are established base on their scope of responsibilities, taking into account competitive market compensation paid by other companies in the Company’s peer group (described below). The Committee considers the median salary range for each Senior Executive’s counterpart, but makes adjustments to reflect differences in job descriptions and scope of responsibilities for each Senior Executive and to reflect the Committee’s philosophy that each Senior Executive’s total compensation should be at the median level (50th percentile) relative to the Company’s peer group. The Compensation Committee annually reviews base salaries for Senior Executives and makes adjustments from time to time to realign their salaries, after taking into account individual performance, responsibilities, experience, autonomy, strategic perspectives and marketability, as well as the recommendations of the Chief Executive Officer.

	2006		2007	Percentage
Name and Position	Base Salary		Base Salary	Increase

Jerry D. Cash	$400,000		$525,000	31.25%
Chairman of the Board, President and Chief Executive Officer
David E. Grose	$275,000		$350,000	27.27%
Chief Financial Officer
Richard Marlin	$247,000		$248,000	Less than 1%
Executive VP Engineering
Richard Hoover	$247,500	(1)	$342,500	38.46%
Executive VP Midstream Assets
David Bolton	$159,280	(1)	$225,000	41.26%
Executive VP Land

(1)	shown on an annualized basis.

As discussed above, during 2006 the Company and the Committee hired T-P to conduct a comprehensive benchmarking survey and to evaluate the Company’s overall compensation program. After review and evaluation of the T-P base salary data, the Committee approved significant base salary increases for certain Senior Executives, as shown above, because the 2006 base salaries were significantly below market levels for the group of 13 peer companies.

Annual Cash Bonus Awards:  Our Management Annual Incentive Plan (“Bonus Plan”) is intended to recognize value creation by providing competitive incentives for meeting and exceeding annual financial and operating performance measurement targets. By providing market-competitive bonus awards, the Committee believes the plan will support the attraction and retention of Senior Executive talent critical to achieving the strategic business objectives of the Company. Our Bonus Plan puts a significant portion of total compensation at risk by linking potential annual compensation to the Company’s achievement of specific performance goals during the year, which creates a direct connection between the executive’s pay and the Company’s financial performance.

Each year the Committee establishes goals at the beginning of each calendar year. For 2006, these goals included:

•	Operational goals consisting of finding and development costs per mcf, reserve replacement and revisions and production growth; and

•	Financial discipline goals consisting of lease operating expense, pipeline operating expense and earnings before interest, taxes, depreciation and amortization (“EBITDA”).

Each of these six performance goals was equally weighted for all participants in the Bonus Plan. The Committee believed the thresholds set would require the Senior Executives to improve the Company’s financial and operational performance, and that it would be difficult for the Senior Executives to reach the target levels.

The Committee developed and reviewed financial and operating performance measures to help ensure that the compensation paid to the Senior Executives reflected the success of the Company, as well as the value provided to our stockholders. The Committee established bonus award levels as a percentage of the participant’s base salary. The percentages varied based on organizational responsibilities and market-compilation bonus levels based on industry data. The amount of bonus award earned in a Plan Year is based on the achievement of performance goals.

For 2006, the Bonus Plan provided for bonuses to be paid in the form of 2/3 cash and 1/3 common stock. The 2006 target goals for each of the Company’s president and chief executive officer and the chief financial officer were as follows: If he achieved 60% of his target goal, his incentive award under the plan would be 22% of his base salary (payable 15% in cash and 7% in Company stock). If he achieved 100% of his target goal, his incentive award would be 42% of his base salary (payable 28% in cash and 14% in Company stock). If he achieved 150% of his target goal, his incentive award would be 99% of his base salary (payable 66% in cash and 33% in Company stock).

The 2006 target goals for each of the other Senior Executives were as follows: If he achieved 60% of his target goal, his incentive award under the plan would be 7% of his base salary (payable 5% in cash and 2% in Company stock). If he achieved 100% of his target goal, his incentive award would be 27% of his base salary (payable 18% in cash and 9% in Company stock). If he achieved 150% of his target goal, his incentive award would be 73.5% of his base salary (payable 49% in cash and 24.5% in Company stock).

For 2007, the Committee established performance targets for each of the five corporate financial goals described below. The Committee eliminated “pipeline operating expense” as a performance measure in 2007, because the midstream pipeline operations were dropped into Quest Midstream Partners, L.P. in December 2006.

•	EBITDA (earning before interest, taxes, depreciation and amortization)

•	Lease Operating Expense (excluding gross production taxes and ad valorem taxes)

•	Finding and Development Cost

•	Year-End Proved Reserves

•	Production

The Committee increased the 2007 performance targets from the 2006 levels. The Committee believes the Senior Executives must continue to improve the Company’s financial and operating performance in order to achieve the targets, and that it will be difficult for Senior Executives to reach the target levels.

For 2007, awards under the Bonus Plan will be payable solely in cash. The Committee anticipates that future annual bonus awards will also be paid only in the form of cash awards. The Committee made this change because of the roll out of the long-term incentive plan, as described below, so that the Committee could preserve the number of shares remaining under the 2005 Omnibus Stock Award Plan for the long-term incentive plan. Any shares paid as part of the Bonus Plan for 2006 are considered part of the 2005 Omnibus Stock Award Plan and count against the total number of shares that may be issued pursuant to that plan.

For 2007, the target goals for each of the Company’s president and chief executive officer and the chief financial officer are as follows: If he achieves 60% of his target goal, his incentive award under the plan would be 22% of his base salary. If he achieves 100% of his target goal, his incentive award would be 42% of his base salary. If he achieves 150% of his target goal, his incentive award would be 99% of his base salary. The 2007 target goals for each of the Company’s executive vice president-engineering and executive vice president-land are as follows: If he achieves 60% of his target goal, his incentive award under the plan would be 7% of his base salary. If he achieves 100% of his target goal, his incentive award would be 27% of his base salary. If he achieves 150% of his target goal, his incentive award would be 73.5% of his base salary. In setting the 2007 performance targets and target goals, the

Committee considered the recommendation of the Company’s chief executive officer and chief financial officer. Mr. Hoover, as President of Quest Midstream Partners, L.P., will not participate in the Bonus Plan for 2007 and future years.

After the end of the Plan Year, the Committee determines to what extent the Company and the participants have achieved the performance measurement goals. The Committee calculates and certifies in writing the amount of each participant’s bonus based upon the actual achievements and computation formulae set forth in the Bonus Plan. The Committee has no discretion to increase the amount of any Senior Executive’s bonus as so determined, but may reduce the amount of or totally eliminate such bonus, if it determines, in its absolute and sole discretion that such reduction or elimination is appropriate in order to reflect the Senior Executive’s performance or unanticipated factors. The performance period (“Incentive Period”) with respect to which target awards and bonuses may be payable under the Bonus Plan will generally be the fiscal year beginning on January 1 and ending on December 31, but the Committee has the authority to designate different Incentive Periods.

Productivity Gain Sharing Payments:  A one-time cash payment equal to 10% of an individual’s monthly base salary is earned during each month that the Company’s CBM production rate increases by 1000 MCF/day over the prior record. All employees of the company (other than those employed by Quest Midstream GP) are eligible to receive productivity gain sharing payments. The purpose of these payments is to incentivize all employees, including Senior Executives, to continually and immediately focus on production. The Senior Executives received payments equal to approximately 1.6 additional months of base salary as a result of this plan, as follows: Jerry Cash — $53,333; David Grose — $36,667; Richard Marlin — $33,000; Randy Hoover — $20,625 and David Bolton — $15,625. Management of the Company believes this incentive plan is unique to the Company and is not used by peer group companies. As a result, the Committee believes these productivity payments help the Company attract and retain talented and highly motivated Senior Executives. Mr. Hoover, as President of Quest Midstream Partners, L.P., will not participate in the productivity gain sharing payments for 2007 and future years.

Equity Awards:

Omnibus Stock Award Plan:  On October 14, 2005, the Board of Directors adopted our 2005 Omnibus Stock Award Plan that provides for grants of non-qualified stock options, restricted shares, bonus shares, deferred shares, stock appreciation rights, performance units and performance shares. The Omnibus Plan was approved by our stockholders at the 2006 annual meeting. The total number of shares that may be issued under the Omnibus Plan is 2,200,000. The Omnibus Plan also permits the grant of incentive stock options (“ISOs”). The objectives of the Omnibus Plan are to strengthen key employees’ and non-employee directors’ commitment to our success, to stimulate key employees’ and non-employee directors’ efforts on our behalf and to help us attract new employees with the education, skills and experience we need and retain existing key employees. All of our equity awards are issued under the Omnibus Plan.

Management Annual Incentive Awards:  As described above, in 2006 the Committee granted awards under the Bonus Plan that were comprised of 2/3 cash and 1/3 Company stock. In 2007, no stock awards will be made under the Bonus Plan because the Committee will use the long-term incentive plan described below for equity awards. In March 2007, the Committee granted the following stock awards as the equity portion of the 2006 Bonus Plan award based on 2006 performance:

	Number	Value of
Name and Position	of Shares	Share Award

Jerry D. Cash	6,914	$56,000
Chairman of the Board, President and Chief Executive Officer
David E. Grose	4,753	$38,500
Chief Financial Officer
Richard Marlin	2,750	$22,275
Executive VP Engineering
Richard Hoover	1,428	$11,556
Executive VP Midstream Assets
David Bolton	1,479	$11,981
Executive VP Land

Twenty-five percent of the award shares vested in March 2007, at the time the Committee determined the amount of the awards based upon 2006 performance. The remaining 75% of the award shares vest and will be paid in March of each of the next three years.

Restricted Stock Awards:  In addition to the equity component of the management annual incentive plan described above, the Committee granted the following restricted stock awards to Messrs. Bolton and Hoover during 2006 in connection with their acceptance of employment with the Company.

	Number of	Value
Name and Position	Restricted Shares	of Award

Richard Hoover	40,000	$365,200
Executive VP Midstream Assets
David Bolton	40,000	$346,000
Executive VP Land

The amounts above were computed in accordance with SFAS No. 123R and represent the grant date fair value determined by utilizing the closing stock price for our common stock on the date of grant.

Long-Term Incentive Plan:  For 2007, the Committee added a new long-term incentive plan for Senior Executives. The new plan is intended to encourage participants to focus on long-term Company performance and provide an opportunity for Senior Executives to increase their stake in the Company through grants of restricted stock pursuant to the terms of the 2005 Omnibus Stock Award Plan. During our benchmarking and analyses provided by T-P against our peer group, we found that 12 of 13 companies incorporated a long- term incentive plan in their compensation packages. The Committee recognized the lack of a long-term incentive plan and, based on the recommendation of management and key marketplace trends identified by T-P, added it to our compensation package. The Committee designed the new plan to:

•	enhance the link between the creation of stockholder value and long-term Senior Executive incentive compensation;

•	provide an opportunity for increased equity ownership by Senior Executives; and

•	maintain a competitive level of total compensation.

The Committee determined the level of awards based on market data provided by T-P and the recommendations of the Chief Executive Officer (which in some cases were based on negotiations with Senior Executives). Award levels vary among participants based on their position within the Company. The awards are subject to the terms of an Award Agreement which outlines a vesting schedule (at the conclusion of each year of service, one-third of the award amount vests with the entire award vested at the end of three years) which is expected to help retain Senior Executives as any unvested awards are forfeited if that individual terminates his employment without good reason. There are no additional performance criteria that must be met in order for the award to be earned. The vesting schedule for the awards accelerates if a Senior Executive is terminated without cause by the Company, or for good reason by the Senior Executive.

Benefits:  Our employees, including the Senior Executives, who meet minimum service requirements are entitled to receive medical, dental, life and long-term disability insurance benefits for themselves (and after 12 months’ employment, 100% coverage for their dependents). Our Senior Executives also participate along with other employees in our 401(k) plan and other standard benefits. The Company’s 401(k) plan provides for matching contributions by the Company and permits discretionary contributions by the Company of up to 10% of a participant’s eligible compensation. Such benefits are provided equally to all Company employees, other than where benefits are provided pro rata based on the respective Senior Executive’s salary (such as the level of disability insurance coverage).

Perquisites:  The Company believes its executive compensation program described above is generally sufficient for attracting talented executives and that providing large perquisites is neither necessary nor in the stockholders’ best interests. Certain perquisites are provided to provide job satisfaction and enhance productivity. For example, the Company provides an automobile for Mr. Cash, and on occasion family members and acquaintances have accompanied Mr. Cash on business trips made on private charter flights. The Company also provides an automobile for Mr. Hoover to use when visiting the Company’s headquarters in Oklahoma City and for Mr. Marlin. The Senior Executives also are eligible to receive gym club memberships.

Quest Midstream Partners

In December 2006, we formed Quest Midstream Partners, L.P. to own and operate our natural gas gathering pipeline network. In connection with the formation of Quest Midstream Partners, the decision was made to have the executive officers and employees that primarily work on our gas gathering network be employed by Quest Midstream GP, LLC, our subsidiary that is the general partner of Quest Midstream Partners. In addition, beginning in 2007, the executive officers and employees of Quest Midstream GP will no longer participate in our management annual incentive plan, productivity gain sharing payments and long term incentive plan. Instead, the executive officers and employees of Quest Midstream GP will participate in a performance bonus program based on the performance of Quest Midstream Partners. As of the date of this proxy statement, the Quest Midstream GP board of directors had not formalized the cash bonus program for 2007. The long term incentive program for Quest Midstream GP is similar to that for Quest Resource Corporation, except that awards are made in the form of Quest Midstream Partners common units instead of our common stock.

Benchmarking and Consultants

In 2006, the Committee retained T-P as its independent compensation consultant to advise the Committee on matters related to the Senior Executives’ compensation program. To assist the Committee in its benchmarking efforts, T-P provided a compensation analysis and survey data for a peer group of companies that are similar in scale and scope to the Company, as described below.

The Committee reviewed the results of the analysis and surveys, discussed the elements of the compensation program for each Senior Executive, and made necessary adjustments on a case by case basis to assure that the Company remains competitive in hiring and retaining the Senior Executives, based on recommendations of the Chief Executive Officer and competitive data provided by T-P.

The Committee targets the median level (50th percentile) for Senior Executives’ total direct compensation package including base salaries, annual cash bonus awards, productivity gain sharing payments, and long-term incentive plans when performance targets are met. However, if the Company’s performance targets are exceeded, then the annual cash bonus award and/or productivity gain sharing payments increase according to a set of formulae providing an opportunity for compensation to exceed the 50th percentile.

T-P also advised the Committee on matters related to director compensation. T-P provided comparative market data on annual retainers, meeting fees, committee fees and stock-based compensation. In general, T-P’s data showed that the Company’s outside director compensation falls between the 25th percentile and the median levels developed from the Company’s peer group and T-P’s general industry sample. T-P noted that the Company did not pay committee meeting fees or committee chair retainers and that the Company gave directors only one front-loaded stock option grant, rather than the annual long-term incentives provided by most peer companies on an annual basis. T-P also noted that most companies are providing awards in the form of restricted stock, rather than stock options. The Committee targets the median level (50th percentile) for total director compensation. As a result, the Committee will continue to consult with T-P about director compensation issues in 2007.

Performance Peer Group

With the assistance of T-P, the Committee selected a peer group consisting of the following thirteen publicly traded U.S. exploration and production companies: ATP Oil & Gas Corp., Brigham Exploration, Carrizo Oil & Gas Inc., Edge Petroleum, Gastar Exploration, GMX Resources, Goodrich Petroleum, Linn Energy, McMoRan Exploration, Parallel Petroleum, Toreador Resources Corp., and Warren Resources. In general, peer group companies were U.S. energy companies in the exploration and production sector which had annual revenues ranging from $30 million to $175 million. In addition to the peer group comparisons and analyses, T-P also provided relevant data from published surveys such as the 2006 Oil & Gas Compensation Survey (Towers Perrin) and 2006 Energy Compensation Survey (Mercer).

Ownership Guidelines (Stock Ownership Policy)

In 2007, the Board of Directors, upon the Committee’s recommendation, adopted a Stock Ownership Policy for our corporate officers to ensure that they have a meaningful economic stake in the Company. The guidelines are designed to satisfy an individual corporate officer’s need for portfolio diversification, while maintaining management stock ownership at levels high enough to assure our stockholders of management’s commitment to value creation.

The Committee will annually review each corporate officer’s compensation and stock ownership levels to confirm if appropriate or make adjustments. The Committee requires that the corporate officers have direct ownership of our common stock in at least the follow amounts:

•	CEO — five times base salary

•	Direct CEO Reports — two and one-half times base salary

•	Corporate Officers (vice president or higher and controller) — one and one-half times base salary.

A corporate officer has five years to comply with the ownership requirement from the later of: (a) February 1, 2007, or (b) the date the individual was appointed to a position noted above. If an corporate officer is promoted to a position with a higher stock ownership salary multiple, the corporate officer will have five years from the date of the change in position to reach the higher expected stock ownership salary multiple, but still must meet the prior expected stock ownership salary multiple within the original five years of the date first appointed to such prior position or February 1, 2007, whichever is later.

Until an corporate officer achieves the applicable stock ownership salary multiple, the following applies:

•	Restricted Stock/Bonus Share Awards. Upon vesting of a restricted stock or bonus share award, the corporate officer is required to hold the net profit shares until the applicable Stock Ownership Guideline is met.

•	Exercise of Options. Upon exercise of a stock option, the corporate officer is required to hold net profit shares (less any shares used to pay the exercise price for the shares) until the applicable Stock Ownership Guideline is met.

•	Reporting of Taxes upon Vesting/Exercise. The corporate officer must report to the Company Secretary the number of shares required by such corporate officer to pay the applicable taxes upon the vesting of restricted stock or bonus share awards or exercise of stock options in excess of the minimum statutory taxes and any shares used to pay the exercise price of any options.

Notwithstanding the foregoing, corporate officers are not required to hold bonus shares that were originally granted prior to January 1, 2007 or any bonus shares awarded pursuant to the 2006 management annual incentive plan. In addition, Mr. Grose is not required to hold the 70,000 unrestricted shares awarded to him in connection with the execution of his employment agreement on April 9, 2007.

Required Ownership Shares — Upon reaching the required stock ownership salary multiple, the corporate officer must certify to the Corporate Secretary that the ownership requirements have been met and the Corporate Secretary must confirm such representation and record the number of shares required to be held by the corporate officer based on the closing price of the shares and the corporate officer’s current salary level on the day prior to certification by the corporate officer (the “Required Ownership Shares”).

The corporate officer will not be required to accumulate any shares in excess of the Required Ownership Shares so long as the Required Ownership Shares are held by the corporate officer, regardless of changes in the price of the shares. However, the corporate officer may only sell shares held prior to certification if, after the sale of shares, the corporate officer will (a) still own a number of shares equal to at least the Required Ownership Shares or (b) still be in compliance with the stock ownership salary multiple as of the day the shares are sold based on current share price and salary level.

Annual Review — The Committee will review all Required Ownership Shares levels of the corporate officers covered by the Policy on an annual basis. Deviations from the Stock Ownership Policy can only be approved the Committee and then only because of a “personal hardship”.

Policy Regarding Hedging Stock Ownership

The Board of Directors, upon the Committee’s recommendation, adopted a policy that prohibits Senior Executives from speculating in the Company’s stock, which includes, but is not limited to, the following: short selling (profiting if the market price of the stock decreases); buying or selling publicly traded options, including writing covered calls; taking out margin loans against stock options: and hedging or any other type of derivative arrangement that has a similar economic effect without the full risk or benefit of ownership.

Compensation Recovery Policies

The Board maintains a policy that it will evaluate in appropriate circumstances whether to seek the reimbursement of certain compensation awards paid to a Senior Executive if such person(s) engage in misconduct that caused or partially caused a restatement of financial results, in accordance with section 304 of the Sarbanes-Oxley Act of 2002. If circumstances warrant, we will seek to claw back appropriate portions of the Senior Executives’ compensation for the relevant period, as provided by law.

Tax and Accounting Considerations

U.S. federal tax laws (Section 162(m) of the Internal Revenue Code of 1986, as amended) impose a limitation on the Company’s U.S. income tax deductibility of Senior Executive compensation, unless it is “performance-based” under the tax rules. The Committee is concerned about the tax aspects of restricted stock and bonus share grants because they are not currently performance-based awards. The Committee will evaluate and consider possible performance elements for its 2008 awards. The Committee, however, does not believe the failure of Senior Executives equity awards to qualify as performance based awards to have a material impact on the Company at this time.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below sets forth information concerning the annual and long-term compensation paid to or earned by the Chief Executive Officer, the Chief Financial Officer and the three other most highly compensated executive officers for the year ended December 31, 2006 (the “Named Executive Officers”).

					Non-Equity
				Stock	Incentive Plan	All Other
Name and Principal Position	Year	Salary	Bonus	Awards(1)	Compensation(2)	Compensation(3)		Total

Jerry D. Cash	2006	$400,000	$1,300	$14,000	$165,333	$89,308	(4)	$669,941
Chairman of the Board, President and Chief Executive Officer
David E. Grose	2006	$275,000	$1,200	$233,485	$113,667	$43,193		$666,545
Chief Financial Officer
Richard Marlin	2006	$247,500	$1,000	$228,505	$77,550	$48,156		$602,711
Executive VP Engineering
Richard Hoover(5)	2006	$128,510	$1,000	$217,864	$43,757	$43,243	(6)	$434,374
Executive VP Midstream Assets
David Bolton(7)	2006	$100,961	$1,000	$67,174	$39,588	$13,485		$222,208
Executive VP Land

(1)	Represents equity portion of management annual incentive award earned for 2006. Twenty-five percent of the bonus shares vested in March 2007 at the time the compensation committee determined the amount of the awards based upon 2006 performance and the remaining portion vests and will be paid in March of each of the next three years. Also includes for Messrs. Grose, Marlin, Hoover and Bolton expense related to bonus shares granted in addition to the management annual incentive plan. Expense for the bonus shares is computed in accordance with the provisions of Statement of Financial Accounting Standards No. 123 (Revised) (“SFAS No. 123R”) and represents the grant date fair value determined by utilizing the closing stock price for our common stock on the date of grant, with expense being recognized ratably over the requisite service period.

(2)	Represents cash portion of management annual incentive plan award earned for 2006 and paid in 2007 and productivity gain sharing bonus payments earned and paid in 2006.

(3)	Company matching and profit sharing contribution under the 401(k) savings plan and life insurance premiums. Salary shown above has not been reduced by pre-tax contributions to the company-sponsored 401(k) savings plan. Company matching contributions and profit sharing contribution amounts were as follows: Mr. Cash — $55,000, Mr. Grose — $42,500, Mr. Bolton — $12,822, Mr. Hoover — $19,049 and Mr. Marlin — $39,750.

(4)	In addition to the items described in (3) above, also includes expenses related to a company provided automobile ($25,137) and benefits for gym services. On occasion, family members and acquaintances have accompanied Mr. Cash on business trips made on private charter flights.

(5)	Mr. Hoover became Executive Vice President — Midstream Assets effective June 2006 and President of Quest Midstream GP effective December 2006.

(6)	In addition to the items described in (3) above, also includes $19,561 of commuting expenses for Mr. Hoover’s airfare, auto rental and lodging while in the Oklahoma City corporate office, as the Company had not opened its Houston office during year 2006.

(7)	Mr. Bolton became Executive Vice President — Land effective June 2006.

Grants of Plan-Based Awards in Last Fiscal Year

No stock options were granted to any of our Named Executive Officers during the year ended December 31, 2006.

This table discloses the actual number of restricted stock awards granted during the last fiscal year and the grant date fair value of these awards. It also captures potential future payouts under the Company’s non-equity and equity incentive plans with respect to grants made during the prior fiscal year.

									All Other
									Stock Awards:
									Number of	Grant Date
			Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			Shares of	Fair Value
			Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	of Stock and
Name	Grant Date		($)	($)	($)	($)	($)	($)	Units (#)	Option Awards

Jerry Cash	3/21/06	(1)				$28,000	$56,000	$132,000
		(2)	$60,000	$112,000	$264,000
		(3)		$53,000
David Grose	3/21/06	(1)				$19,250	$38,500	$90,750
		(2)	$41,250	$77,000	$181,500
		(3)		$37,000
Richard Marlin	3/21/06	(1)				$4,950	$22,275	$60,638
		(2)	$12,375	$44,550	$121,275
		(3)		$33,000
Dave Bolton	10/05/06	(4)							40,000	$365,200
	3/21/06	(1)				$2,663	$11,981	$32,616
		(2)	$6,656	$23,963	$65,231
		(3)		$15,600
Richard Hoover	9/25/06	(5)							40,000	$346,000
	3/21/06	(1)				$4,950	$60,638	$60,638
		(2)	$12,375	$23,132	$121,275
		(3)		$20,625

(1)	Represents the equity component of management annual incentive plan for 2006. Performance criteria and percentage of awards payable in equity were set on March 21, 2006. At the time the 2006 plan criteria was approved, the number of shares of common stock was not determinable, since the number of shares to be issued would be based on the value of our common stock on the date in 2007 that the compensation committee determined whether the performance criteria had been satisfied. On March 30, 2007, our compensation committee determined the amount of the award payable for 2006 based upon 2006 performance. Twenty-five percent of the bonus shares vested immediately on March 30, 2007 and the remaining portion vests and will be paid in March of each of the next three years. Amounts for Messrs. Bolton and Hoover are pro-rated based on their employment commencement date in 2006.

(2)	Represents the cash component of our management annual incentive plan for 2006. On March 30, 2007, our compensation committee determined the amount of the award payable for 2006 based upon 2006 performance. Amounts for Messrs. Bolton and Hoover are pro-rated based on their employment commencement date in 2006.

(3)	Represents amount payable under our productivity gain sharing bonus program.

(4)	Award vests 50% on October 5, 2007 and 50% on October 5, 2008. Mr. Bolton is not eligible to vote or to receive dividends declared on such shares until such time as the shares are issued to him. The bonus share awards have no value to the recipient until the term of service requirement is met.

(5)	10,000 of the bonus shares were immediately vested, but not payable until January 1, 2007; 10,000 of the bonus shares vest on each of January 1, 2007, July 1, 2007 and January 1, 2008. Mr. Hoover is not eligible to vote or to receive dividends declared on such shares until such time as the shares are issued to him. The bonus share awards have no value to the recipient until the term of service requirement is met.

Equity Awards Outstanding at Fiscal Year-End

The following table shows unvested and unearned stock awards (both time-based awards and performance-contingent) outstanding for the Named Executive Officers as of December 31, 2006. Market value is based on the closing market price of our common stock on December 29, 2006 ($10.01 a share).

	Stock Awards
	Number of Shares or	Market Value of Shares
	Units that Have not	or Units of Stock that
	Vested	Have not Vested

Jerry Cash(1)	5,184	$51,892
David Grose(2)	19,564	$195,836
Richard Marlin(3)	26,064	$260,901
Dave Bolton(4)	41,110	$411,511
Richard Hoover(5)	31,071	$311,021

(1)	Under our management annual incentive plan for 2006, on March 30, 2007, Mr. Cash was awarded 6,912 shares of our common stock based on our performance during 2006. 1,728 of these shares were immediately vested and the remaining 5,184 shares will vest equally over the next three years.

(2)	16,000 bonus shares vest on June 1, 2007. Under our management annual incentive plan for 2006, on March 30, 2007, Mr. Grose was awarded 4,752 shares of our common stock based on our performance during 2006. 1,188 of these shares were immediately vested and the remaining 3,564 shares will vest equally over the next three years.

(3)	12,000 bonus shares vest on each of April 4, 2007 and April 4, 2008. Under our management annual incentive plan for 2006, on March 30, 2007, Mr. Marlin was awarded 2,752 shares of our common stock based on our performance during 2006. 688 of these shares were immediately vested and the remaining 2,064 shares will vest equally over the next three years.

(4)	20,000 bonus shares vest on each of October 5, 2007 and 2008. Under our management annual incentive plan for 2006, on March 30, 2007, Mr. Bolton was awarded 1,480 shares of our common stock based on our performance during 2006. 370 of these shares were immediately vested and the remaining 1,110 shares will vest equally over the next three years.

(5)	10,000 bonus shares vest on each of January 1, 2007, July 1, 2007 and January 1, 2008. Under our management annual incentive plan for 2006, on March 30, 2007, Mr. Hoover was awarded 1,428 shares of our common stock based on our performance during 2006. 357 of these shares were immediately vested and the remaining 1,071 shares will vest equally over the next three years.

Stock Vested in Last Fiscal Year

The following table sets forth certain information regarding stock awards vested during 2006 for the Named Executive Officers.

	Stock Awards
	Number of	Value
	Shares Acquired	Realized on
Name	on Vesting (#)	Vesting ($)

Jerry Cash	1,728	$15,846
David Grose	17,188	$266,894
Richard Marlin	12,688	$157,509
David Bolton	370	$3,393
Richard Hoover	10,357	$89,392

Director Compensation

The following table discloses the cash, equity awards and other compensation earned, paid or awarded, as the case may be, to each of the Company’s directors during the fiscal year ended 2006.

	Fees Earned
	or Paid	Option
Name	in Cash ($)	Awards ($)(1)	Total ($)

James Kite	$39,000	$36,267	$75,267
Jon Rateau	$39,000	$36,267	$75,267
John Garrison	$33,500	$36,267	$69,767
Kevin White	$38,946	—	$38,946
Ronnie Irani	$36,185	—	$36,185

(1)	In October 2005, each non-employee director received a grant of an option for 50,000 shares of common stock. Options for 10,000 shares were immediately vested and the options for the remaining 40,000 shares vest 10,000 per year over the next four years; provided that the director is still serving on the board of directors at the time of the vesting of the stock options. Each option has a term of 10 years and an exercise price of $10.00 per share. The FAS 123R grant date fair value of the option awards was $458,110. Mr. Irani and Mr. White resigned from the board during October and November, 2006, respectively. Upon resignation, all unvested awards were forfeited. Their vested options expired in the first quarter of 2007 without being exercised.

In addition to the option awards described above, all of our non-employee directors receive the following cash compensation:

•	annual director fee of $20,000 per year; and

•	$2,000 for each board meeting attended in person and $500 for each telephonic board meeting.

Employment Contracts

Each of the Named Executive Officers has an employment agreement. Except as described below, the employment agreements for each of the Named Executive Officers are substantially similar and were entered into with the Company (or in the case of Mr. Hoover, our subsidiary Quest Midstream GP, LLC) during the first quarter of 2007. The employment agreements for Messrs. Cash and Grose replaced their existing employment agreements. Each of these agreements has an initial term of three years (the “Initial Term”). Upon expiration of the Initial Term, each agreement will automatically continue for successive one-year terms, unless earlier terminated in accordance with the terms of the agreement. The positions, base salary and number of restricted shares of our common stock granted under each of the employment agreements is as follows:

			Number of
			Shares of
Name	Position	Base Salary	Restricted Stock

Jerry Cash	Chief Executive Officer	$525,000	493,080
David Grose	Chief Financial Officer	$350,000	105,000
Richard Hoover	President (Quest Midstream GP, LLC)	$342,500	75,000	(1)
David Bolton	Executive Vice President — Land	$225,000	45,000
Richard Marlin	Executive Vice President — Engineering	$248,000	45,000

(1)	Represents common units of Quest Midstream Partners, L.P. Mr. Hoover is entitled to receive distributions with respect to unvested common units.

One-third of the restricted shares (or, in the case of Mr. Hoover, common units) vest on each of the first three anniversary dates of each employment agreement (the vesting of Mr. Hoover’s common units will be deferred until either the expiration of any lock-up period in connection with the initial public offering of Quest Midstream Partners or the sale of substantially all of its assets or partner interests). Each executive is eligible to participate in all of our incentive bonus plans that are established for our executive officers (or in the case of Mr. Hoover, established by

Quest Midstream GP). If we terminate an executive’s employment without “cause” (as defined below) or if an executive terminates his employment agreement for Good Reason (as defined below), in each case after notice and cure periods —

•	the executive will receive his base salary for the remainder of the term,

•	we will pay the executive’s health insurance premium payments for the duration of the COBRA continuation period (18 months) or until he becomes eligible for health insurance with a different employer,

•	the executive will receive his pro rata portion of any annual bonus and other incentive compensation to which he would have been entitled; and

•	his unvested shares of restricted stock will vest (which vesting may be deferred for six months if necessary to comply with Section 409A of the Internal Revenue Code).

Under each of the employment agreements (other than Mr. Hoover’s), Good Reason means:

•	our failure to pay the executive’s salary or annual bonus in accordance with the terms of the agreement (unless the payment is not material and is being contested by us in good faith);

•	if we require the executive to be based anywhere other than Oklahoma City, Oklahoma;

•	a substantial reduction in the executive’s duties or responsibilities; or

•	the executive no longer has the title specified above.

Under Mr. Hoover’s employment agreement, Good Reason means:

•	Quest Midstream GP’s failure to pay timely any compensation or benefits due under the employment agreement (unless the payment is not material and is being contested by Quest Midstream GP, in good faith) or other substantial and material breach of the employment agreement;

•	the assignment of Mr. Hoover to a position, responsibilities, or duties of a substantially and materially lesser status or degree of responsibility than his position, responsibilities, or duties on the date that the agreement was signed;

•	the relocation of Quest Midstream GP’s principal executive offices outside the metropolitan Houston, Texas area;

•	if Quest Midstream GP requires Mr. Hoover to be based anywhere other than Quest Midstream GP’s principal executive offices; or

•	removal of Mr. Hoover as a director of Quest Midstream GP.

For purposes of the employment agreements (other than Mr. Hoover’s), “cause” includes the following:

•	any act or omission by the executive that constitutes gross negligence or willful misconduct;

•	theft, dishonest acts or breach of fiduciary duty that materially enrich the executive or materially damage us or conviction of a felony,

•	any conflict of interest, except those consented to in writing by us;

•	any material failure by the executive to observe our work rules, policies or procedures;

•	failure or refusal by the executive to perform his duties and responsibilities required hereunder, or to carry out reasonable instruction, to our satisfaction;

•	any conduct that is materially detrimental to our operations, financial condition or reputation; or

•	any material breach of the employment agreement by the executive.

For purposes of Mr. Hoover’s employment agreement, “cause” includes the following:

•	Mr. Hoover’s material breach of his employment agreement;

•	failure or refusal by Mr. Hoover to perform his duties and responsibilities required under his employment agreement to the reasonable satisfaction of the board of directors of Quest Midstream GP;

•	Mr. Hoover’s gross negligence in the performance or intentional nonperformance of any of his material duties and responsibilities under his employment agreement;

•	Mr. Hoover’s commission of any act of dishonesty, theft, fraud or misconduct with respect to the business or affairs of Quest Midstream GP;

•	Mr. Hoover’s conviction (or entering into a plea bargain admitting criminal guilt or plea of nolo contrendre) in any felony or misdemeanor criminal proceeding involving moral turpitude;

•	violation of a rule or policy of Quest Midstream GP that states that a violation may result in termination of employment; or

•	any conduct that is materially detrimental to the operations, financial condition or reputation of Quest Midstream GP.

The following summarizes potential maximum payments that an executive could receive upon a termination of employment without cause or for Good Reason, actual amounts are likely to be less.

		Unvested Equity
Name	Base Salary(1)	Compensation(2)	Bonus(3)	Benefits(4)	Total

Jerry Cash	$1,575,000	$4,894,922	$53,000	$9,183	$6,532,105
David Grose	$1,050,000	$2,229,692	$37,000	$13,701	$3,330,393
Richard Hoover	$1,027,500	$1,779,100	TBD	$13,701	$1,220,301
Richard Marlin	$744,000	$819,932	$33,000	$9,183	$1,606,115
David Bolton	$675,000	$846,639	$15,600	$13,701	$1,550,940

(1)	Assumes full three years of salary is paid. Actual amount paid will be equal to the remaining base salary payable under the agreement.

(2)	Assumes all equity awards are unvested on the date of termination. For purposes of this table, we have used the closing price of our common stock as of April 24, 2007 ($9.79) and have assumed the value of Quest Midstream Partners, L.P. common units is $18.50 (the price at which they were sold to investors in December 2006).

(3)	Represents target amounts payable under our management annual incentive plan and productivity gain sharing payments for 2007. Assumes a full year’s bonus (i.e., if employment were terminated on December 31 of a year). Actual payment would be pro-rated based on the number of days in the year during which the executive was employed. As of the date of this proxy statement, the Quest Midstream GP board of directors had not established its performance bonus plan for 2007.

(4)	Represents 18 months of insurance premiums at current rates.

In general, base salary payments will be paid to the executive in equal installments on our regular payroll dates, with the installments commencing six months after the executive’s termination of employment (at which time the executive will receive a lump sum amount equal to the monthly payments that would have been paid during such six month period). However, the payments may be commenced immediately if an exemption under Internal Revenue Code § 409A is available. Except in the case of Mr. Hoover, if the executive’s employment is terminated without cause within two years after a change in control (as defined below), then the base salary payments will be paid in a lump sum six months after termination of employment.

Under the employment agreements, a “change in control” is generally defined as:

•	the acquisition by any person or group of our common stock that, together with shares of common stock held by such person or group, constitutes more than 50% of the total voting power of our common stock;

•	any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) ownership of our common stock possessing 35% or more of the total voting power of our common stock;

•	a majority of members of our board of directors being replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of our board of directors prior to the date of the appointment or election; or

•	any person or group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) assets from us that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately prior to the acquisition or acquisitions.

The pro rata portion of any annual bonus or other compensation to which the executive would have been entitled for the year during which the termination occurred will be paid at the time bonuses are paid to all employees, or if later, six months after the executive’s termination of employment (unless an exception to Internal Revenue Code § 409A applies).

If the executive is unable to render services as a result of physical or mental disability, we may terminate his employment, and he will receive a lump-sum payment equal to one year’s base salary and all compensation and benefits that were accrued and vested as of the date of termination. If necessary to comply with Internal Revenue Code § 409A, the payment may be deferred for six months.

Each of the employment agreements also provides for one-year restrictive covenants of non-solicitation in the event the executive terminates his own employment or is terminated by us for cause. Mr. Hoover’s employment agreement also contains a one-year non-competition provision if Mr. Hoover terminates his employment other than for Good Reason or if Quest Midstream GP terminates his employment for cause. For the other Named Executive Officers, our obligation to make severance payments is conditioned upon the executive not competing with us during the term that severance payments are being made.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with management, and based on such review and discussions, the Compensation Committee has recommended to the Board of Directors of the Company that such Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K and this Proxy Statement.

Jon H. Rateau, Chairman
John C. Garrison
James B. Kite, Jr.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is responsible for providing independent objective oversight of our accounting functions and internal controls. The Audit Committee is composed of three independent directors and act under a written charter adopted and approved by the Board of Directors on December 29, 2005. The members of the Audit Committee are independent as defined by the Nasdaq Global Market listing standards and as required by the Sarbanes-Oxley Act of 2002 (“Act”). After a full review and analysis, the Board of Directors determined that the members of the Audit Committee are independent within the meaning of Rules 4200(a)(15) and 4350(d) of the Nasdaq Global Market listing standards and the rules and regulations of the Securities and Exchange Commission (the “SEC”), as such requirements are defined as of the mailing date of this proxy statement. The Board of Directors has also determined that Mr. Garrison is an “audit committee financial expert” (as defined by SEC rules and regulations). For an overview of Mr. Garrison’s qualifications, see the section entitled “Proposal No. 1 — Election of Directors” above.

As set forth in the Audit Committee Charter, the Audit Committee is appointed by the Board of Directors to perform, among others, the following duties and responsibilities:

•	overseeing and reviewing the integrity of our financial statements, financial reports and other financial information provided by us to any governmental body or the public;

•	overseeing and reviewing the integrity and adequacy of our auditing, accounting and financial reporting processes and systems of internal controls for financial reporting and disclosure controls and procedures, regarding finance, accounting and reporting that management and the Board of Directors have established;

•	overseeing, handling and reviewing reports and complaints regarding our financial reporting, auditing, accounting and internal controls;

•	reviewing areas of potential significant financial risk to us and discussing guidelines and the process by which risk assessment and management is undertaken; and

•	overseeing and reviewing the independence, qualifications and performance of our independent registered public accounting firm.

The Audit Committee reviewed and discussed our audited financial statements with management. The Audit Committee also discussed with the independent accountants the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees). Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.

The members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of our financial statements have been carried out in accordance with the Standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with generally accepted accounting principles, or that our independent registered public accounting firm is in fact “independent”.

Based on the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

John C. Garrison
Jon H. Rateau
James B. Kite, Jr.

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The independent registered public accounting firm of Murrell, Hall, McIntosh & Co., PLLP performed the audit for the fiscal year ending December 31, 2006.

The Audit Committee has determined to continue the services of Murrell, Hall, McIntosh & Co., PLLP for the current fiscal year ending December 31, 2007. Such services will include the audit of our financial statements for the fiscal year ending on such date and other appropriate accounting services.

A member of Murrell, Hall, McIntosh & Co., PLLP is expected to attend the Annual Meeting and will have the opportunity to make a statement if desired. It is also expected that such member will be available to respond to appropriate questions from the stockholders.

Audit and Non-Audit Fees

The following table lists fees paid to Murrell, Hall, McIntosh & Co., PPLP, for services rendered for the years ended December 31, 2005 and 2006.

	Year Ended	Year Ended
	December 31,	December 31,
	2005	2006

Audit Fees(1)	$173,376	$244,065
Audit-Related Fees(2)	38,093	7,000
Tax Fees(3)	171,099	84,888
All Other Fees	—	—

Total Fees	$382,568	$335,953

(1)	Audit Fees include fees billed and expected to be billed for services performed to comply with Generally Accepted Auditing Standards (GAAS), including the recurring audit of the Company’s consolidated financial statements for such period included in the Annual Report on Form 10-K and for the reviews of the consolidated quarterly financial statements included in the Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. This category also includes fees for audits provided in connection with statutory filings or procedures related to audit of income tax provisions and related reserves, consents and assistance with and review of documents filed with the SEC.

(2)	Audit-Related Fees include fees for services associated with assurance and reasonably related to the performance of the audit or review of the Company’s financial statements. This category includes fees related to assistance in financial due diligence related to mergers and acquisitions, consultations regarding Generally Accepted Accounting Principles, reviews and evaluations of the impact of new regulatory pronouncements, general assistance with implementation of the new SEC and Sarbanes-Oxley Act of 2002 requirements and audit services not required by statute or regulation. This category also includes audits of pension and other employee benefit plans, as well as the review of information systems and general internal controls unrelated to the audit of the financial statements.

(3)	Tax fees consist of fees related to the preparation and review of the Company’s federal and state income tax returns and tax consulting services.

The Audit Committee has concluded the provision of the non-audit services listed above as “Audit-Related Fees” and “Tax Fees” is compatible with maintaining the auditors’ independence.

All services to be performed by the independent public accountants must be pre-approved by the Audit Committee, which has chosen not to adopt any pre-approval policies for enumerated services and situations, but instead has retained the sole authority for such approvals.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the persons who served on the Company’s Compensation Committee during the last completed fiscal year (Jon H. Rateau, John C. Garrison, James B. Kite, Jr., Ronnie K. Irani) (i) was formerly an officer of the Company; (ii) during the last fiscal year, was an officer or employee of the Company; or (iii) had any relationship requiring disclosure under Item 404 of Regulation S-K.

None of our executive officers, during the last completed fiscal year, served as a (i) member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee; (ii) director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) member of the compensation committee of another entity, one of whose executive officers served as our director.

TRANSACTIONS WITH RELATED PERSONS

No director, executive officer or stockholder who is known to us to own of record or beneficially more than five percent of our common stock, or any member of the immediate family of such director, executive officer or stockholder, has a direct or indirect material interest in any transaction since the beginning of fiscal year ended December 31, 2006, or any currently proposed transaction, in which we or one of our subsidiaries is a party and the amount involved exceeds $120,000.

We have adopted a Code of Business Conduct and Ethics for Directors, Officers and Employees (“Code of Business Conduct”), which addresses conflicts of interests, that is applicable to our principal executive officer, principal financial officer and principal accounting officer. A copy of our Code of Business Conduct is available on our internet website at www.qrcp.net under Corporate Governance. The Code of Business Conduct describes the types of transactions that may be subject to the review, approval or ratification of the Audit Committee or the chief compliance officer. Any waiver of any provision of our Code of Business Conduct for a member of our Board of Directors, an executive officer, or a senior financial or accounting officer must be approved by our Audit Committee, and any such waiver will be promptly disclosed as required by law or Nasdaq rule.

We solicit information annually from our directors and executive officers in connection with the preparation of disclosures in our Proxy Statement. These questionnaires specifically seek information pertaining to any related person transaction.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our equity securities. Directors, executive officers and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of Forms 3, 4, 5 and amendments thereto furnished to us and written representations that no other reports were required, during and for the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to our directors, executive officers and greater than 10% beneficial owners were complied with in a timely manner, except for the following:

•	Jerry Cash did not timely report 1,000 shares of common stock acquired pursuant to a Rule 10b5-1 trading plan.

•	Jerry Cash did not timely report 1,000 shares of common stock acquired by his spouse.

•	David Bolton did not timely report his acquisition of 40,000 shares pursuant to a grant of restricted common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following table sets forth information as of April 27, 2007 concerning the shares of common stock beneficially owned by (a) each person known by us, solely by reason of our examination of Schedule 13D and 13G filings made with the SEC and by information voluntarily provided to us by certain stockholders, to be the beneficial owner of 5% or more of our outstanding common stock, (b) each of the directors and nominees for election as a director, (c) each of the executive officers named in the summary compensation table and (d) all current directors and executive officers as a group. If a person or entity listed in the following table is the beneficial owner of less than one percent of our common stock outstanding, this fact is indicated by an asterisk in the table. The percentages of ownership and the number of shares beneficially owned are disproportionate due to joint beneficial ownership making the notes following the table essential for a complete understanding of our ownership structure.

	Number of
	Shares of
	Common Stock
	Beneficially	Percent
Name and Address of Beneficial Owner	Owned(1)	of Class

Jerry D. Cash(2)	1,770,245	7.8%
9520 North May Avenue, Suite 300 Oklahoma City, OK 73120
Wellington Management Company, LLP(3)	1,624,100	7.3%
75 State Street Boston, MA 02109
James B. Kite, Jr.(4)(5)	936,157	4.2%
David Grose(6)	227,469	*
John C. Garrison(4)	86,053	*
David W. Bolton(7)	85,394	*
Richard Marlin(8)	77,946	*
Richard A. Hoover(9)	22,157	*
Jon H. Rateau(4)	20,000	*
N. Malone Mitchell III(10)	10,000	*
William H. Damon III(10)	10,000	*
All Directors and Executive Officers as a Group (11 Persons)	3,290,421	14.2%

*	Less than 1%.

(1)	The number of shares beneficially owned by the entities above is determined under rules promulgated by the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares. Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares such power with his or her spouse) with respect to all shares of capital stock listed as owned by such person or entity.

(2)	Includes 1,200 shares owned by Mr. Cash’s wife, Sherry J. Cash and 7,678 shares held in Mr. Cash’s retirement account. Mr. Cash does not have voting rights with respect to the shares held in his profit sharing retirement account. Jerry D. Cash disclaims beneficial ownership of the shares owned by Sherry J. Cash. Of the 1,770,245 shares beneficially owned by Mr. Cash, 493,080 are restricted shares to be issued to Mr. Cash, which will vest over three years following the date of the grant, and 1,728 are vested bonus shares to be issued to Mr. Cash.

(3)	Wellington Management Company, LLP (“Wellington”) is the investment manager and adviser to clients that own a total of 1,624,100 shares of our common stock and is registered under the Investment Advisers Act of 1940, as amended. Wellington, in such capacity, is deemed to share beneficial ownership over the shares held by its client accounts. None of Wellington’s individual clients owns more than 5% of our outstanding shares of common stock.

(4)	Includes options to acquire 20,000 shares of our common stock that are immediately exercisable.

(5)	Includes 916,517 shares owned by McKown Point LP, a Texas Limited Partnership. Easterly Family Investments LLC is the sole general partner of McKown Point LP. Easterly Family Investments LLC is wholly owned by the Virginia V. Kite GST Exempt Trust for James B. Kite, Jr. Mr. Kite and Bank of Texas, N.A. are the trustees of the Virginia V. Kite GST Exempt Trust for James B. Kite, Jr. Easterly Family Investments LLC, the Virginia V. Kite GST Exempt Trust for James B. Kite, Jr. and James B. Kite, Jr. may be deemed to have beneficial ownership of the shares owned by McKown Point LP.

(6)	Includes 3,281 shares held in Mr. Grose’s retirement accounts. Mr. Grose does not have voting rights with respect to these shares. Of the 227,469 shares beneficially owned by Mr. Grose, 105,000 are restricted shares to be issued to Mr. Grose, which will vest over three years following the date of the grant, 103,188 are vested bonus shares to be issued to Mr. Grose and 16,000 are bonus shares that will vest on June 1, 2007.

(7)	Includes 45,000 restricted shares to be issued to Mr. Bolton, which will vest over three years following the date of the grant, 40,000 restricted shares to be issued to Mr. Bolton, which will vest over two years following the date of the grant, and 370 vested bonus shares to be issued to Mr. Bolton.

(8)	Includes 8,258 shares held in Mr. Marlin’s retirement accounts. Mr. Marlin does not have voting rights with respect to these shares. Of the 77,946 shares beneficially owned by Mr. Marlin, 45,000 are restricted shares to be issued to Mr. Marlin, which will vest over three years following the date of the grant and 24,688 are vested bonus shares to be issued to Mr. Marlin.

(9)	Includes 20,357 vested bonus shares to be issued to Mr. Hoover.

(10)	Includes options to acquire 10,000 shares of our common stock to be issued in connection with his appointment to the board of directors in April 2007, which options will be immediately exercisable.

Equity Compensation Plans

The table below sets forth information concerning compensation plans under which equity securities are authorized for issuance as of the fiscal year ended December 31, 2006.

Equity Compensation Plan Information

	Number of
	Securities to be		Number of
	Issued Upon	Weighted-Average	Securities
	Exercise of	Exercise Price of	Remaining Available
	Outstanding	Outstanding	for Future Issuance
	Options, Warrants	Options, Warrants	Under Equity
Plan Category	and Rights (a)	and Rights (b)	Compensation Plans

Equity compensation plans approved by security holders	—	—	1,746,684	(2)
Equity compensation plans not approved by security holders(1)	190,000	$10.00	—

Total	190,000	$10.00	1,746,684

(1)	Consists of options issued to our non-employee directors. 50,000 options were granted to each of our non-employee directors on October 5, 2005. For each director, 10,000 of the options were immediately vested and the 10,000 of the remaining options vest on the first four anniversaries of the date of grant. Two of our non-employee directors resigned during 2006 and they each forfeited 30,000 options that had not yet vested. Their remaining 20,000 options each expired in the first quarter of 2007 without being exercised. The options have a term of 10 years and an exercise price of $10.00 per share.

(2)	Amount has been reduced by 27,316 shares awarded under our management incentive plan on March 30, 2007 based on our performance during 2006.

OTHER MATTERS

The Board of Directors knows of no other business which may come before the Annual Meeting. If, however, any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

ANNUAL REPORT

The 2006 Annual Report on Form 10-K of the Company, which includes audited financial statements for the fiscal year ended December 31, 2006, accompanies this Proxy Statement; however, that report is not part of the proxy soliciting information.

INCORPORATION BY REFERENCE

To the extent that this Proxy Statement is incorporated by reference into any other filing by Quest Resource Corporation under the Securities Act of 1933, as amended, or the Exchange Act, the sections of this Proxy Statement entitled “Compensation Committee Report,” and “Audit Committee Report” (to the extent permitted by the rules of the SEC) will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement and should not be considered part of this Proxy Statement or any other filing that we make with the SEC.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

Stockholder Proposals

Proposals of Stockholders intended to be presented at the 2008 Annual Meeting must be received by our Corporate Secretary at Quest Resource Corporation, 9520 N. May Avenue, Suite 300, Oklahoma City, OK 73120 by January 9, 2008 for inclusion in our proxy statement and proxy relating to that meeting. Upon receipt of any such proposal, we will determine whether or not to include such proposal in the proxy statement and proxy in accordance with SEC regulations governing the solicitation of proxies.

Stockholder Nominations

A stockholder who wishes to recommend a prospective nominee for the Board of Directors for the 2008 Annual Meeting of the stockholders should provide notice as described under “Meetings and Committees of the Board of Directors — Nominating Committee.”

Other Matters

A stockholder proposal may be considered at our 2008 Annual Meeting of stockholders only if it meets the requirements set forth in Section 5 of Article II of our Second Amended and Restated Bylaws. In particular, the stockholder must deliver notice of such proposal to our principal executive offices not less than 50 days nor more than 75 days prior to the meeting; provided, however, that in the event that less than 65 days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder must be so received no later than the close of business on the 15th day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs.

The notice also must contain the following information: (a) as to each matter the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting, and (b) as to the stockholder giving the notice (i) the name and record address of the stockholder, (ii) the number of shares of Common Stock which are beneficially owned by the stockholder and (iii) any material interest of the stockholder in such business.

By Order of the Board of Directors

DAVID E. GROSE
Corporate Secretary

PLEASE COMPLETE AND RETURN YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

V Cut or tear along perforated edge. V # \ FORM OF PROXY Cut or tear along perforated edge. QUEST RESOURCE CORPORATION THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby appoints JERRY D. CASH and DAVID E. GROSE, in the order named, as proxies (each with the power to act alone and with power of substitution) to vote, as directed on the reverse side, all shares of common stock of QUEST RESOURCE CORPORATION (the “Company”) which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on June 7,2007, at 11:00 a.m., Central time, at The Oklahoma City Marriott, located at 3233 Northwest Expressway, Oklahoma City, OK, in the Rose Rock meeting room, or any adjournment thereof, as indicated on the reverse side. When properly executed, this proxy will be voted in the manner directed by the undersigned Stockholder. If no direction is made, this proxy will be voted FOR all directors in Proposal 1and in accordance with discretion of the proxies upon such other matters as may properly come before the meeting and any adjournment thereof. (Continued and to be signed and dated on reverse side.) \

VOTE BY INTERNET- www.oroxvvote.Cpm Use the lnternet to transmit your voting ~nstructions and for electronic QUEST RESOURCE CORPORATION delivety of information up unti1.11:59 ~ . ~ r ~ a s tTime the day before thee r n cut-off date or meeting date. Have your proxy card in hand when you 9520 NORTH MAY AVE access the web site and follow the instructions to obtain your records and SUITE 300 to create an electronic voting instruction form. OKLAHOMA CITY, OK 73120 ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS If you would like to reduce the costs incurred by Quest Resource Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivety, please follow the instructions above to vote using the lnternet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years. VOTE BY PHONE — 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 1159 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Quest Resource Corporation, C/O Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE. MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: QURECl KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN ONLY THIS PROXY CARD ISVALID ONLY WHEN SIGNED AND DATED. r % QUEST RESOURCE CORPORATION Vote On Directors For withhold For ~ 1 1 To withhold authority to vote fw any individual 1 ~ 1 1 ~ 1 1 E~~~~~ mmi“ee(s), mark “For All Excepl’ and write the 1. To elect the Directors of the Company. numws) d the nominee(s) on the line below. 01) John C. Garrison (Class I) 02) Jon H. Rateau (Class I) 0 0 0 2. To vote in his discretion, upon the transaction of such other business as may properly come before the Annual Meeting. The Board of Directors recommends a vote FOR all directors in Proposal 1. The proposal is not related to or conditioned on the approval of other matters, and has been proposed by the Company. PLEASE MARK, SIGN, DATEAND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. Please sign exactly as name appears above. Please sign here exactly as name appears above. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Each joint owner or trustee should sign the proxy. 1Signature [PLEASE SIGN WITHIN BOX] Date 1 Signature (Joint Owners) Date I